Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN PRICES PUBLIC OFFERING OF COMMON STOCK
Denver, Colorado, September 16, 2005 — Myogen, Inc. (Nasdaq: MYOG) today announced the pricing of an underwritten public offering of 4,675,082 shares of newly issued common stock at $23.25 per share before underwriting discounts and commissions.
The Company intends to use the net proceeds of approximately $101 million from the financing to continue the development of its product candidates and research program, including the acceleration and expansion of the Company’s darusentan clinical development program, to prepare for the potential commercial launch of ambrisentan and darusentan and to fund working capital and for other general corporate purposes.
Goldman, Sachs & Co. acted as the sole book-running manager of the offering. CIBC World Markets Corp., First Albany Capital Inc. and Lazard Capital Markets LLC acted as co-managers of the offering. The Company has granted the underwriters a 30-day option to purchase up to an additional 701,262 shares of common stock.
These shares will be issued pursuant to a shelf registration statement filed with the Securities and Exchange Commission (SEC) on June 3, 2005 and declared effective on July 8, 2005. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Phone: 212-902-1000). A prospectus supplement relating to the offering has been filed with the SEC, and is available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant systolic hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
7575 West 103rd Avenue, #102, Westminster, Colorado 80021-5426 • Phone: 303-410-6666• Fax: 303-410-6667

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the completion of the proposed sale of common stock. Actual results could differ materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004, Myogen’s periodic reports on Form 10-Q and the Prospectus Supplement related to the proposed offering filed with the SEC on September 16, 2005. It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report or other publicly accessible document with the SEC. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
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